Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use in this Registration Statement on Form S-1/A and related Prospectus of our report dated March 13, 2015 (except for the matters noted in Note 11, as to which the date is May 8, 2015, and except for the effects of the stock split as described in Note 2 and Note 3, as to which the date is May __, 2015) relating to the financial statements of Ritter Pharmaceuticals, Inc, (which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern) and to the reference to us under the caption "Experts" which is contained in this Prospectus.

The foregoing consent is in the form that will be signed upon the completion of the reverse stock split described in Note 2 and Note 3 to the financial statements.

/s/ Mayer Hoffman McCann P.C.

Orange County, California

May 8, 2015